Daystar Technologies, Inc.

August 5, 2012

Dale Hoover
8262 Talbert Ave
Huntington Beach CA 92646

RE: Offer of Employment

Dear Dale,

On behalf of Daystar Technologies Inc (the “Company”), the Board and I would like to extend the following offer for employment at the Company and am pleased to outline below your terms of employment:

1.	Title and Reporting Relationship. You will be employed as the CFO and will report to the CEO.

2.	Start Date. Your start date shall be considered Friday, July 27th for the purposes of compensation.

3.	Duties and Responsibilities. Your initial duties will be those set forth on Exhibit A hereto. It is expressly agreed that your duties may be amended from time to time at the request of the Company.

4.

Base Salary. You will receive a salary equivalent to $200.000.00 on an annual basis, paid semi-monthly with customary payroll deductions. This position will be an exempt position and not subject to overtime or hourly pay requirements. Payment of salary will be in shares until such time as the company closes a major financing of no less than one million dollars, subject to share availability under the company’s employee stock option and compensation program as authorized by the Company’s shareholders and the company will make reasonable commercial efforts to provide for the registration of these shares.

5.

Signing Bonus. Signing bonus shall be 200,000 of restricted shares of the Company’s stock with a value, using today’s closing price of $1.40 per share, of $280,000. The restricted shares shall be 200,000 shares with a cost basis of $0.01 and paid upon commencement of employment with vesting over 12 equal installments.

6.	Annual Bonus. Eligible for participation in the Executive Bonus Plan.

7.	Equity Stock Grants. You will be granted an equity interest in the Company as set forth in the final Grant Agreement.

8.

Temporary Housing and Expense Reimbursement. The Company shall cover a reasonable housing allowance for up to six months while traveling and working in Kelowna, BC including hotel costs or a temporary apartment or a temporary room rental and a rental car or cost of temporary transportation.

9.

Employee Benefits. You will be eligible to receive the benefits offered to other senior employees of the Company. All benefits are subject to modification by the Company at its sole discretion. Your benefits shall include medical health insurance including a prescription drug plan, dental insurance, vision insurance if not included in the health insurance plan, company approved holidays, a four week vacation accrual. Certain benefits may require elective participation and/or mandatory contributions.

Daystar Technologies, Inc.
Dale Hoover Offer of Employment
August 5, 2012

10.	Continuing Education and Professional Affiliations. The Company will pay for your continuing education and professional affiliations.

11.	Foreign Taxes. The Company shall pay any difference in foreign taxes, if any.

12.

Legal Status. You are an at-will employee of the Company, and your employment may be terminated at any time, for any reason, or without any reason, by you or by the Company subject to the terms of your final agreement. Reasonable severance will be provided.

13.	Choice of Law. This agreement will be governed by the laws of the State of California, without regard to its conflict of law principles.

I look forward to your joining the Daystar Technologies team and to a successful and mutually rewarding relationship.

Sincerely,

/s/ Peter A. Lacey

Peter A. Lacey
Chairman of the Board and Interim CEO
As Authorized By and On Behalf of the Board of Directors of Daystar Technologies, Inc.

Accepted and agreed:

Dale Hoover

Signed:

Dated: